Healthcare Facility Note Section 232	U.S. Department of Housing and Urban Development Office of Residential Care Facilities	OMB Approval No. 2502-0605 (exp. 03/31/2014)

Public reporting burden for this collection of information is estimated to average 1 hours. This includes the time for collecting, reviewing, and reporting the data. The information is being collected to obtain the supportive documentation which must be submitted to HUD for approval, and is necessary to ensure that viable projects are developed and maintained. The Department will use this information to determine if properties meet HUD requirements with respect to development, operation and/or asset management, as well as ensuring the continued marketability of the properties. This agency may not collect this information, and you are not required to complete this form, unless it displays a currently valid OMB control number.

Warning: Any person who knowingly presents a false, fictitious, or fraudulent statement or claim in a matter within the jurisdiction of the U.S. Department of Housing and Urban Development is subject to criminal penalties, civil liability, and administrative sanctions.

HEALTHCARE FACILITY NOTE

(MULTISTATE)

FHA Project No.:   126-22125

    FHA Project Name:   _________

US $_______

FOR VALUE RECEIVED, the undersigned (“Borrower”) jointly and severally (if more than one) promises to pay to the order of LANCASTER POLLARD MORTGAGE COMPANY, LLC, a limited liability company organized and existing under the laws of Delaware the principal sum of _______________________ Dollars (US $________) (the “Loan”), with interest on the unpaid principal balance at the Interest Rate.

As used herein, “Interest Rate” means the annual rate of __________ per centum (_____%).

1. Defined Terms. As used in this Note, (a) the term “Lender” means the holder of this Note, (b) the term “Indebtedness” means the principal of, interest on, and all other amounts due at any time under this Note, the Borrower’s Security Instrument or any of the other Loan Documents, including prepayment premiums, late charges, default interest, and advances under Section 13 of the Borrower’s Security Instrument to protect the security of the Borrower’s Security Instrument; (c) the term “Borrower’s Security Instrument” has the meaning set forth in Section 4 of this Note; and (d) the term “Program Obligations” means (1) all applicable statutes and any regulations issued by the U.S. Department of Housing and Urban Development (“HUD”) pursuant thereto that apply to the Project, including all amendments to such statutes and regulations, as they become effective, except that changes subject to notice and comment rulemaking shall become effective only upon completion of the rulemaking process, and (2) all current requirements in HUD handbooks and guides, notices, and mortgagee letters that apply to the Project, and all future updates, changes and amendments thereto, as they become effective, except that changes subject to notice and comment rulemaking shall become effective only upon completion of the rulemaking process, and provided that such future updates, changes and amendments shall be applicable to the Project only to the extent that they interpret, clarify and implement terms in this Note rather than add or delete provisions from such document. Handbooks, guides, notices, and mortgagee letters are available on HUD’s official website: http://www.hud.gov/offices/adm/hudclips/index.cfm or a successor location to that site.

Previous versions obsolete	Page 1 of 9	form HUD-94001-ORCF (Rev. 03/13)

The definition of any capitalized term or word used herein can be found in this Note and, if not found in this Note, then found in the Healthcare Regulatory Agreement – Borrower between Borrower and HUD (the “Borrower’s Regulatory Agreement”) and/or the Borrower’s Security Instrument.

2. Address for Payment. All payments due under this Note shall be payable in immediately available funds at ________________________, or such other place as may be designated by written notice to Borrower from or on behalf of Lender.

3. Payment of Principal and Interest. Principal and interest shall be paid as follows:

(a) Interest only at the Interest Rate on the principal outstanding for the period beginning on the date of disbursement and ending on and including the last day of the month in which such disbursement is made shall be payable on ______________. Thereafter, consecutive monthly installments of principal and interest, each in the amount of _________________ (US $_________), shall be payable on the first day of each month beginning on _______________, until the entire unpaid principal balance evidenced by this Note is fully paid. Any remaining principal and interest shall be due and payable on _________ or on any earlier date on which the unpaid principal balance of this Note becomes due and payable, by acceleration or otherwise (the “Maturity Date”).

(b) Any regularly scheduled monthly installment of principal and interest that is received by Lender before the date it is due shall be deemed to have been received on the due date solely for the purpose of calculating interest due.

4. Security. The Indebtedness is secured by, among other things, that certain Healthcare Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing (Oregon), dated as of the date of this Note (the “Borrower’s Security Instrument”), and reference is made to the Borrower’s Security Instrument for other rights of Lender as to collateral for the Indebtedness.

5. Application of Payments. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness that is less than all amounts due and payable at such time, Lender shall apply that payment to amounts then due and payable in the manner and in the order set forth in Section 7(a)(3) of the Borrower’s Security Instrument. Neither Lender’s acceptance of an amount that is less than all amounts then due and payable nor Lender’s application of such payment in the manner authorized shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction. Notwithstanding the application of any such amount to the Indebtedness, Borrower’s obligations under this Note shall remain unchanged.

Previous versions obsolete	Page 2 of 9	form HUD-94001-ORCF (Rev. 03/13)

6. Acceleration. If a Monetary Event of Default occurs and is continuing, for a period of thirty (30) days, the entire unpaid principal balance, any accrued interest and all other amounts payable to Lender under this Note and any of the other Loan Documents shall at once become due and payable, at the option of Lender, without any prior notice to Borrower. If a Covenant Event of Default occurs and the Indebtedness is accelerated as set forth in the Borrower’s Security Instrument, the entire unpaid principal balance, any accrued interest, and all other amounts payable to Lender under this Note and any of the other Loan Documents shall at once become due and payable. Lender may exercise this option to accelerate regardless of any prior forbearance. Upon Lender’s exercise of any right of acceleration under this Note, Borrower shall pay to Lender, in addition to the entire unpaid principal balance of this Note outstanding at the time of the acceleration, all accrued interest and all other sums due Lender under the Loan Documents.

7. Late Charge. If any monthly amount payable under this Note or under the Borrower’s Security Instrument or any of the other Loan Documents is not received by Lender within fifteen (15) days after the amount is due, Borrower shall pay to Lender, immediately and without demand by Lender, a late charge equal to two percent (2%) of such monthly amount. Borrower acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan, and that it is extremely difficult and impractical to determine those additional expenses. Borrower agrees that the late charge payable pursuant to this Section represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late monthly payment.

8. Exculpation; Remedies.

(a) Except for personal liability expressly provided for in this Note or in the Borrower’s Security Instrument or in the Borrower’s Regulatory Agreement, the execution of this Note shall impose no personal liability upon Borrower and Summit Healthcare REIT, Inc. for payment of the Indebtedness evidenced thereby and in the Event of Default, the holder of this Note shall look solely to the Mortgaged Property in satisfaction of the Indebtedness and will not seek or obtain any deficiency or personal judgment against Borrower and Summit Healthcare REIT, Inc. except such judgment or decree as may be necessary to foreclose or bar its interest in the Mortgaged Property and all other property mortgaged, pledged, conveyed or assigned to secure payment of the Indebtedness; provided, that nothing in this Section 8 and no action so taken shall operate to impair any obligation of Borrower under the Borrower’s Regulatory Agreement.

Previous versions obsolete	Page 3 of 9	form HUD-94001-ORCF (Rev. 03/13)

(b) Notwithstanding Section 8(a) above, Borrower shall be liable to Lender for any loss or damage suffered by Lender as a result of (1) failure of Borrower to apply all insurance proceeds and condemnation proceeds as required by Sections 19 and 20 of the Borrower’s Security Instrument; (2) failure of Borrower to comply with Section 15 of the Borrower’s Security Instrument relating to the delivery of books and records, statements, schedules and reports; (3) Borrower’s acquisition of any property or operation of any business not permitted by Section 33 of the Borrower’s Security Instrument; (4) a transfer or the granting of a lien or encumbrance that is an Event of Default under Sections 17 and 21 of the Borrower’s Security Instrument, other than a transfer consisting solely of the involuntary removal or involuntary withdrawal of a general partner in a limited partnership or a manager in a limited liability company; or (5) fraud or written material misrepresentation by Borrower or any officer, director, general partner, member, manager or employee of Borrower in connection with the Loan Application for or creation of the Indebtedness or any request for any action or consent by Lender. These damages shall be paid only from the available proceeds of an appropriate insurance policy or from Surplus Cash or other escrow accounts.

(c) Notwithstanding Section 8(a) above, Borrower shall provide complete redress as set forth in Section 45(c) of the Borrower’s Security Instrument and shall indemnify and hold harmless the Indemnitees as set forth in Section 48 of the Borrower’s Security Instrument.

9. Voluntary and Involuntary Prepayments.

(a) This Note contains a prepayment restriction and prepayment premium charge acceptable to HUD as to term, amount, and conditions, which are set forth in the attached Rider 1, including that in the event of a default, pursuant to Program Obligations, HUD may override any lockout or any prepayment premium, or combination thereof, in Rider 1 on the last day of any calendar month during any year in which the prepayment premium is greater than one percent (1.00%) in order to facilitate a partial or full refinancing of the Mortgaged Property and avoid a mortgage insurance claim.

(b) Any application by Lender of any collateral or other security to the repayment of any portion of the unpaid principal balance of this Note prior to the Maturity Date and in the absence of acceleration shall be deemed to be a partial prepayment by Borrower, requiring the payment to Lender by Borrower of a prepayment premium in the amount provided for in Section 9(a) or in Rider 1, as applicable.

(c) Notwithstanding the provisions of subsections (a) and (b) above, no prepayment premium shall be payable with respect to (1) any prepayment made, other than as a result of acceleration, no more than thirty (30) days before the Maturity Date, (2) any prepayment occurring as a result of the application of any insurance proceeds or condemnation award under the Borrower’s Security Instrument, or (3) any reduction in the original principal amount of the Loan, or any prepayment, resulting from any cost certification or other report required by HUD pursuant to Program Obligations.

(d) Any permitted or required prepayment of less than the unpaid principal balance of this Note shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments, unless Lender agrees otherwise in writing.

Previous versions obsolete	Page 4 of 9	form HUD-94001-ORCF (Rev. 03/13)

(e) Borrower acknowledges that the provisions of this Note relating to prepayment restrictions and prepayment premiums are a material part of the consideration for the Loan, and acknowledges that the terms of this Note are in other respects more favorable to Borrower as a result of Borrower’s voluntary agreement to such provisions.

(f) If the Indebtedness is paid in full while insured under the provisions of the National Housing Act, as amended, Borrower shall pay to Lender such adjusted mortgage insurance premium as may be required by Program Obligations.

(g) All payments to reduce the principal balance hereunder, other than regularly scheduled payments of principal, shall be made to Lender in immediately available funds. Payments received after 3:00 p.m. will be deemed to have been received on the next Business Day.

10. Costs and Expenses. Borrower shall pay all expenses and costs, including reasonable fees and out-of-pocket expenses of attorneys and expert witnesses and costs of investigation and litigation (including appellate litigation), incurred by Lender as a result of any default under this Note or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of any of the other Loan Documents, including those incurred in post-judgment collection efforts and in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding.

11. Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note, the Borrower’s Security Instrument, or any of the other Loan Documents, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any other right or remedy. The acceptance by Lender of payment of all or any part of the Indebtedness after the due date of such payment, or in an amount that is less than the required payment, shall not be a waiver of Lender’s right to require prompt payment when due of all other payments on account of the Indebtedness or to exercise any right or remedy for any failure to make prompt payment. Enforcement by Lender of any security for the Indebtedness shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

12. Waivers. Presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness are waived by Borrower.

13. Loan Charges. If any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower in connection with the Loan is interpreted so that any interest or other charge provided for in any of the Loan Documents, whether considered separately or together with other charges provided for in any of the Loan Documents, violates that law, and Borrower is entitled to the benefit of that law, then such interest or charge is hereby reduced to the extent necessary to eliminate such violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the Indebtedness. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower has been violated, all of the Indebtedness that constitutes interest, as well as all other charges made in connection with the Indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of this Note. Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of this Note.

Previous versions obsolete	Page 5 of 9	form HUD-94001-ORCF (Rev. 03/13)

14. Commercial Purpose. Borrower represents that the Indebtedness is being incurred by Borrower solely for the purpose of carrying on a business or commercial enterprise, and not for personal, family or household purposes.

15. Counting of Days. Except where otherwise specifically provided, any reference in this Note to a period of “days” means calendar days, not Business Days.

16. Governing Law; Consent to Jurisdiction and Venue.

(a) This Note and the Borrower’s Security Instrument, if it does not itself expressly identify the law that is to apply to it, shall be governed by the laws of the jurisdiction in which the Land is located (the “Property Jurisdiction”), except so long as the Loan is insured or held by HUD, federal law will apply to HUD’s rights and remedies where state or local laws are preempted by federal law.

(b) Borrower agrees that any controversy arising under or in relation to this Note or the Borrower’s Security Instrument shall be litigated exclusively in the Property Jurisdiction except as, so long as the Loan is insured or held by HUD and solely as to rights and remedies of HUD, federal jurisdiction may be appropriate pursuant to any federal requirements. The state courts, and with respect to HUD’s rights and remedies, federal courts and Governmental Authorities in the Property Jurisdiction, shall have exclusive jurisdiction over all controversies which shall arise under or in relation to this Note, any security for the Indebtedness, or the Borrower’s Security Instrument. Borrower irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise.

17. Rules of Construction. The captions and headings of the Sections of this Note are for convenience only and shall be disregarded in construing this Note. Any reference in this Note to a “Section” shall, unless otherwise explicitly provided, be construed as referring, respectively, to a Section of this Note. Use of the singular in this Note includes the plural and use of the plural includes the singular. As used in this Note, the term “including” means “including, but not limited to.”

18. Notices. All notices, demands and other communications required or permitted to be given by Lender to Borrower or Borrower to Lender pursuant to this Note shall be given in accordance with Section 31 of the Borrower’s Security Instrument.

Previous versions obsolete	Page 6 of 9	form HUD-94001-ORCF (Rev. 03/13)

19. Federal Remedies. In addition to any rights and remedies set forth in the Borrower’s Regulatory Agreement, HUD has rights and remedies under federal law so long as HUD is the insurer or holder of the Loan, including but not limited to the right to foreclose pursuant to the Multifamily Mortgage Foreclosure Act of 1981, as amended, 12 U.S.C. § 3701, et seq., as amended, when HUD is the holder of this Note.

20. Termination of HUD Rights and Remedies. At such time as HUD no longer insures or holds this Note, (a) all rights and responsibilities of HUD shall conclude, all mortgage insurance and references to mortgage insurance premiums, all references to HUD, Ginnie Mae and Program Obligations and related terms and provisions shall cease, and all rights and obligations of HUD shall terminate; (b) all obligations and responsibilities of Borrower to HUD shall likewise terminate; and (c) all obligations and responsibilities of Lender to HUD shall likewise terminate; provided, however, nothing contained in this Section 20 shall in any fashion discharge Borrower from any obligations to HUD under the Borrower’s Regulatory Agreement or Program Obligations or Lender from any obligations to HUD under Program Obligations, which occurred prior to termination of the Contract of Insurance. The provisions of this Section 20 shall be given effect automatically upon the termination of the Contract of Insurance or the transfer of this Note or the Borrower’s Security Instrument by HUD to another party, provided that upon the request of Borrower, Lender or the party to whom this Note or the Borrower’s Security Instrument has been transferred, at no cost to HUD, HUD shall execute such documents as may be reasonably requested to confirm the provisions of this Section 20.

21. WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH (a) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND BORROWER THAT IS TRIABLE OF RIGHT BY A JURY AND (b) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

See Attached RiderS 1 AND 2 TO HEALTHCARE FACILITY NOTE

[continued on following page]

Previous versions obsolete	Page 7 of 9	form HUD-94001-ORCF (Rev. 03/13)

IN WITNESS WHEREOF, Borrower has signed and delivered this Note or has caused this Note to be signed and delivered by its duly authorized representative as of the date first above written.

_________________________
a Delaware limited liability company

By:	Summit Healthcare REIT, Inc.,
a Maryland corporation
Its:	Manager

By: ______________________________
Name: _________
Title:

Previous versions obsolete	Page 8 of 9	form HUD-94001-ORCF (Rev. 03/13)

State of Oregon Mortgage Note

_____________________

a Delaware limited liability company

to

LANCASTER POLLARD MORTGAGE COMPANY, LLC,

a Delaware limited liability company

FHA Project No.: 126-22125

Insured under §Section 232 pursuant to 223(f) of the National Housing Act, as amended, and regulations published thereunder in effect on June 11, 2014

~~By: _________________________________________ Date: ____________ , 20~~

~~[Title]~~

A total sum of $________________ has been approved for insurance hereunder by HUD.

By: _________________________________________ Date: ____________ , 20

[Title]

Previous versions obsolete	Page 9 of 9	form HUD-94001-ORCF (Rev. 03/13)

RIDER 1

TO

HEALTHCARE FACILITY NOTE

THIS RIDER TO HEALTHCARE FACILITY NOTE (this “Rider”) is attached to and made a part of the Healthcare Facility Note (this “Note”) from ___________, a Delaware limited liability company (“Maker”), to LANCASTER POLLARD MORTGAGE COMPANY, LLC, a Delaware limited liability company, dated as of ____________.

Maker shall not have the right to prepay the indebtedness evidenced hereby, in whole or in part, at any time prior to November 1, 2014. On or after November 1, 2014, Maker shall have the right to prepay the indebtedness evidenced hereby, in whole or in part, subject to the terms hereof. Such prepayment only may be made on the last business day of any calendar month and upon at least thirty (30) days prior written notice to the holder of this Note, which notice shall specify the date on which the prepayment is to be made, the principal amount of such prepayment and the total amount to be paid. In the event of any prepayment of principal at any time on or after November 1, 2014, Maker shall concurrently pay to the holder of this Note (i) interest on the amount prepaid through and including the last day of the month in which the prepayment is made and (ii) a prepayment premium equal to the following designated percentages of the amount of the principal of this Note to be so prepaid with respect to any prepayment which occurs during the following indicated time periods:

Time of Prepayment	Prepayment
Premium
from November 1, 2014 through October 31, 2015	10%
from November 1, 2015 through October 31, 2016	9%
from November 1, 2016 through October 31, 2017	8%
from November 1, 2017 through October 31, 2018	7%
from November 1, 2018 through October 31, 2019	6%
from November 1, 2019 through October 31, 2020	5%
from November 1, 2020 through October 31, 2021	4%
from November 1, 2021 through October 31, 2022	3%
from November 1, 2022 through October 31, 2023	2%
from November 1, 2023 through October 31, 2024	1%

Notwithstanding any prepayment prohibition imposed and/or penalty required by this Note with respect to prepayments made prior to November 1, 2023, the indebtedness may be prepaid in part or in full on the last or first day of any calendar month without the consent of the mortgagee and without prepayment penalty if HUD determines that prepayment will avoid a mortgage insurance claim and is, therefore, in the best interest of the Federal Government.

[continued on following page]

Rider 2 (Oregon) to Healthcare Facility Note

IN WITNESS WHEREOF, the undersigned Maker has executed this Rider as of the date first above written.

MAKER:

_________________________,
a Delaware limited liability company

By:	Summit Healthcare REIT, Inc.,
a Maryland corporation
Its:	Manager

By: ______________________________
Name: _________
Title:

Rider 2 (Oregon) to Healthcare Facility Note